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                                 Exhibit 11.1

                   Photoelectron Corporation and Subsidiary
                         (a Development Stage Company)
                Statement of Computation of Per Share Earnings

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
                                                               Three Months Ending               Nine Months Ending
                                                           -----------------------------   -----------------------------
                                                           September 27,   September 28,   September 27,   September 28,
                                                           -------------   -------------   -------------   -------------
                                                               1997            1996            1997            1996
                                                           -------------   -------------   -------------   -------------
COMPUTATION OF PRIMARY NET LOSS PER SHARE

Net Loss                                                   $(1,388,439)    $(1,322,303)    $(3,888,079)    $(3,319,169)

                    SHARES:

Weighted average shares outstanding:                         7,322,523       1,579,629       6,455,134       1,579,629

Shares issuable from the assumed conversion of
  Series C Preferred Stock issued within one year of
  the Company's initial public offering:                            --          33,106           3,517          33,106
                                                           -----------     -----------     -----------     -----------

Weighted average common and common equivalent
  shares outstanding:                                        7,322,523       1,612,735       6,458,651       1,612,735


Primary Net Loss Per Share:                                $     (0.19)    $     (0.82)    $     (0.60)    $     (2.06)
                                                           ===========     ===========     ===========     ===========

     COMPUTATION OF FULLY DILUTED NET LOSS PER SHARE:

Net Loss                                                   $(1,388,439)    $(1,322,303)    $(3,888,079)    $(3,319,169)

                    SHARES:

Weighted average shares outstanding                          7,322,523       1,579,629       6,455,134       1,579,629

Shares issuable from the assumed conversion of
Series C Preferred Stock issued within one year of
the Company's initial public offering:                              --          33,106           3,517          33,106
                                                           -----------     -----------     -----------     -----------

Weighted average common and common equivalent
shares outstanding:                                          7,322,523       1,612,735       6,458,651       1,612,735


Fully Diluted Net Loss Per Share:                          $     (0.19)    $     (0.82)    $     (0.60)    $     (2.06)
                                                           ===========     ===========     ===========     ===========
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